EXHIBIT 99.2

Amyris Repays in Cash April 2019 Convertible Note Debt

EMERYVILLE, Calif., April 16, 2019 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced that it has repaid in full the principal amount of its 9.5% convertible notes due April 2019. The notes were paid down with cash from a previously noted business transaction as well as the net proceeds of an equity investment from Foris Ventures, a board member-affiliated long-term investor in Amyris.

“We are pleased to have completed this critical step in our efforts to reduce company debt and the complexity of our balance sheet,” said John Melo, Amyris President and CEO. “We are committed to continuing to simplify our capital structure as we continue to lead our industry and grow our business.”

Terms of the transaction with Foris will be more fully disclosed in a Form 8-K to be filed later this week with the Securities and Exchange Commission and made available free of charge at sec.gov.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as the expected simplification of Amyris’s capital structure, Amyris’s anticipated leadership position in its industry and expected future business growth. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com